Exhibit 12

BB&T Corporation
Earnings To Fixed Charges

	For the Three Months Ended
	March 31,						For the Years Ended December 31,
	2007		2006		2006		2005		2004		2003		2002
						(Dollars in millions)
Earnings:
Income before income taxes	$643		$639		$2,473		$2,467		$2,322		$1,617		$1,791
Plus:
Fixed charges	959		669		3,233		2,029		1,232		1,306		1,713
Less:
Capitalized interest	1		-		2		1		-		-		1

Earnings, including interest on
deposits	1,601		1,308		5,704		4,495		3,554		2,923		3,503

Less:
Interest on deposits	647		439		2,137		1,252		730		756		1,003

Earnings, excluding interest on
deposits	$954		$869		$3,567		$3,243		$2,824		$2,167		$2,500

Fixed Charges:
Interest expense	$946		$659		$3,185		$1,981		$1,199		$1,273		$1,687
Capitalized interest	1		-		2		1		-		-		1
Interest portion of rent expense	12		10		46		47		33		33		25

Total Fixed Charges	$959		$669		$3,233		$2,029		$1,232		$1,306		$1,713

Less:
Interest on deposits	647		439		2,137		1,252		730		756		1,003

Total fixed charges excluding
interest on deposits	$312		$231		$1,096		$777		$502		$550		$710

Earnings to fixed charges:

Including interest on deposits	1.67	x	1.96	x	1.76	x	2.22	x	2.88	x	2.24	x	2.05	x

Excluding interest on deposits	3.06	x	3.77	x	3.25	x	4.17	x	5.62	x	3.94	x	3.52	x